EXHIBIT 4.1

FORM OF WARRANT

          THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE COMPANY THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

Warrant to Purchase
_________ shares1

VOID AFTER ____________ __, 2015

WARRANT TO PURCHASE
COMMON STOCK
OF
IBIO, INC.
Incorporated Under the Laws of the State of Delaware

          THIS IS TO CERTIFY that [HOLDER], or its proper assigns (the “Warrantholder”), is entitled, upon the due exercise hereof and subject to the terms and conditions hereof, until 5:00 p.m. New York time on __________ __, 2015, to purchase from iBio, Inc., a Delaware corporation (the “Company”), from time to time, all or any part of [Amount in Words] (Amount in Numbers) fully paid and nonassessable shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), but not for fractional shares of Common Stock, upon delivery of the Election to Purchase attached hereto as Appendix A, duly completed and delivered, in accordance with Section 11 of this Warrant, and simultaneous payment therefor by wire transfer of immediately available funds, or good bank or certified check drawn to the order of the Company, at an exercise price of $2.20 for one (1) share of Common Stock (the “Warrant Exercise Price”).

          This Warrant is issued pursuant to a Securities Purchase Agreement, dated _________ __, 2010 (the “Securities Purchase Agreement”) between the Company and the original Warrantholder.

          1. Term. This Warrant is exercisable at the option of the Warrantholder, for a five (5) year period, commencing on the date hereof and may not be exercised after 5:00 p.m., New York time, _________ __, 2015 (the “Expiration Date”), at which time this Warrant will become

[1]	Same number of shares purchased by each investor (i.e., 100% warrant coverage).

wholly void and all rights evidenced hereby will terminate solely as to the purchase of any shares of Common Stock for which an Election to Purchase has not been delivered to the Company by the Warrantholder or its assigns.

          2. Exercise of Warrant.

          (a) Manner of Exercise. This Warrant may be exercised into shares of Common Stock by the Warrantholder hereof, in accordance with the terms and conditions hereof, in whole or in part with respect to any portion of this Warrant and in the discretion of the Warrantholder, during the period beginning on the date hereof and ending on the Expiration Date. Any exercise shall be undertaken during normal business hours on any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York, New York are authorized by law to be closed on or prior to the Expiration Date with respect to such portion of this Warrant, by surrender of this Warrant to the Company at its office maintained pursuant to Section 11 hereof, accompanied by an exercise notice in substantially the form attached to this Warrant as Appendix A duly executed by or on behalf of the Warrantholder together with the payment of the Warrant Exercise Price in cash by bank check or wire transfer of immediately available funds.

          (b) Delivery of Stock Certificates. As soon as practicable after each exercise of this Warrant, in whole or in part, the Company will cause to be issued in the name of and delivered to the Warrantholder hereof or, subject to Section 11 hereof, as the Warrantholder (upon payment by the Warrantholder of any applicable transfer taxes) may direct:

                    (i) a certificate or certificates (with appropriate restrictive legends, as applicable) for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock to which the Warrantholder shall be entitled upon exercise plus, in lieu of any fractional share to which the Warrantholder would otherwise be entitled, all issuances of Common Stock shall be rounded up to the nearest whole share.

                    (ii) in case exercise is in part only, a new Warrant of like tenor, dated the date hereof and stating on the face thereof for the number of shares of Common Stock equal to the number of shares called tier on the face of this Warrant minus the number of shares designated by the Warrantholder upon exercise as provided in Section 2(a) hereof (without giving effect to any adjustment thereof).

          3. Adjustment of Warrant Exercise Price and Number of Shares of Common Stock. In case of any dividend in securities of the Company, stock split, spinoff, reclassification, capital reorganization, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of all or substantially all of the property of the Company (other than a sale/leaseback, mortgage, or other financing transaction), or the issuance of any rights to purchase or to receive any securities of the Company or its subsidiaries issued to all holders of Common Stock, the Company shall cause effective provision to be made so that the Warrantholder shall have the right thereafter, by exercising such Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization, or other change, consolidation, merger, sale, or conveyance by a holder of the number of shares of Common Stock that might have been purchased upon exercise of such Warrant immediately prior to such reclassification, capital reorganization, or other change, consolidation, merger, sale, or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor (if other than the Company) resulting from such consolidation or merger or the corporation purchasing assets or other appropriate corporation or entity shall assume by written instrument the obligation to deliver to the holder of this Warrant such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase and the other obligations under this Agreement. The foregoing provisions shall similarly apply to each successive dividend, rights offering, stock split, spinoff, reclassification, capital reorganizations, and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales, or conveyances.

          4. No Stockholder Rights. The Warrantholder shall not have the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders or as having any rights whatsoever as a stockholder of the Company until such time as it has exercised all or any part of this Warrant. The Warrantholder shall not be entitled to any rights of a stockholder of the Company in respect of any shares purchasable upon the exercise hereof until such shares have been paid for in full, whether or not a certificate has been delivered hereunder.

          5. Restrictions on Transfer. This Warrant and the shares of Common Stock issuable upon the exercise hereof (collectively, the “Warrant Securities”) are not currently registered upon the Act or any state securities laws. The Warrant Securities are subject to restrictions on transferability and resale and may not be transferred or resold, except as set forth below. For so long as the Warrant Securities are not registered under the Act, each certificate representing shares of Common Stock issuable upon the exercise of this Warrant shall bear the following legend (in addition to any legend required under applicable state securities laws and any other applicable agreement): THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE COMPANY THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

          6. Reservation of Stock Issuable Upon Exercise. The Company has reserved and shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and other securities deliverable hereunder, solely for the purpose of effecting the issuance of the shares of Common Stock and other securities upon exercise of the Warrant, such number of its shares of Common Stock and other securities as shall from time to time be sufficient to provide for the exercise of this Warrant, and if at any time the number of authorized but unissued shares of Common Stock or other securities shall not be sufficient to provide for the exercise of this Warrant, the Company will, subject to the requirements of applicable state law, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or other securities to such number of shares of Common Stock and other securities as shall be sufficient for such purposes.

          7. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant Certificate of like tenor.

          8. Representations and Warranties of the Warrantholder. The Warrantholder hereby represents and warrants to the Company that:

          (a) The Warrantholder is acquiring this Warrant for its own account, for investment purposes only.

          (b) The Warrantholder understands that an investment in the Warrants involves a high degree of risk, and The Warrantholder has the financial ability to bear the economic risk of the investment in this Warrant, including a complete loss of such investment. The Warrantholder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

          (c) The Warrantholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in this Warrant and in protecting its own interest in connection with this transaction.

          9. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company and the Warrantholder and its respective successors and assigns hereunder.

          10. Governing Law; Submission to Jurisdiction. This Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York and the Delaware General Corporate Law and for all purposes shall be construed in accordance with the laws of said States, without giving effect to the rules of said State governing the conflicts of laws which might cause the application of any other laws.

          11. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered by registered or certified mail, return receipt requested, or by overnight mail (a) If to the registered Warrantholder, to the address of such Warrantholder as shown on the books of the Company; or (b) If to the Company, to its principal offices at 9 Innovation Way, Suite 100, Newark, Delaware 19711, Attn: Robert B. Kay, Chief Executive Officer, with a copy by facsimile to Andrew Abramowitz, PLLC, facsimile (212) 972-8883, Attn: Andrew Abramowitz, Esq., or to such other address as the Company may designate by notice to the Warrantholder.

          12. Entire Agreement; Modification. This Agreement, together with the other Transaction Documents (as defined in the Securities Purchase Agreement), contain the entire understanding between the parties hereto with respect to the subject matter hereof and may not be modified or amended, except in accordance with the procedures set forth in Section 5.4 of the Securities Purchase Agreement.

IBIO, INC.
By:

Name: Robert B. Kay
Title: Chief Executive Officer

Dated: ____________ __, 2010

Appendix A
FORM OF ELECTION TO PURCHASE

          The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase _______ shares of Common Stock at an exercise price of $2.20 per share of Common Stock

          In accordance with the terms of the Warrant dated as of _________ issued by iBio, Inc. in favor of ______________, the undersigned requests that a certificate for such securities be registered in the name of ___________ whose address is ____________ and that such Certificate be delivered to _____________________________ whose address is ____________________________________________________________________________.

Dated: _________________,

Signature (Signature must conform in all respects to name of holder as specified on the face of the Warrant.)

(Insert Social Security or Other Identifying Number of Warrantholder)